Exhibit (d)(4)(d)
PACIFIC FUNDS
FEE SCHEDULE
JANUS CAPITAL MANAGEMENT LLC
Fund: PF Janus Growth LT Fund
     The Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the average daily net assets of the PF Janus Growth LT Fund, according to the following schedule:
0.45% of the first $25 million
0.40% on the next $125 million
0.35% on the next $850 million
0.30% on the next $1 billion
0.25% on excess
     These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.
     When determining the break point rates, the combined daily net assets of the PF Janus Growth LT Fund and the Growth LT Portfolio of Pacific Select Fund are aggregated.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of May 1, 2005.
PACIFIC LIFE INSURANCE COMPANY

By: /s/ Glenn S. Schafer

Name: Glenn S. Schafer
Title:   President
By: /s/ Audrey L. Milfs

Name: Audrey L. Milfs
Title:   Secretary

JANUS CAPITAL MANAGEMENT LLC

Attest: /s/ Justin Wright

Name: Justin Wright
Title:   Assistant Vice President
By: /s/ Christopher Forman

Name: Christopher Forman
Title:   Vice President and Director

PACIFIC FUNDS

By: /s/ Glenn S. Schafer Name: Glenn S. Schafer Title: President